Exhibit 99.1

AgFeed Industries Acquires the Largest Premix Feed Company in China’s Southern Hainan Province, Expects the Acquisition to be Immediately Accretive to Earnings

NEW YORK, NY--(MARKET WIRE)--Jun 24, 2008 -- AgFeed Industries, Inc. (NasdaqGM:FEED - News), a leader in China's premix feed and hog raising industries, today announced that is has acquired for cash 100% ownership of the largest premix feed company, Hainan Hopejia Feed Co., located in China’s southern Hainan province. AgFeed expects the acquisition to be immediately accretive to 2008 earnings.

AgFeed already owns several hog farms in this region. This strategic acquisition provides AgFeed with its 5th premix feed manufacturing plant in China.

Dr. Songyan Li, AgFeed's Chairman, said: "AgFeed continues to execute on our strategy of acquiring profitable market leaders in key areas of hog production and premix feed sales in China. This acquisition immediately positions AgFeed as the largest premix feed producer in Hainan and establishes an effective platform for AgFeed to further expand our hog production business in this region. As we experience favorable market environment in China for both of our business lines, AgFeed will continue to acquire profitable targets that will be synergistic to our growth strategies."

AgFeed has two profitable business lines, premix animal feed and hog production. AgFeed is China's largest commercial hog producer as well as the largest premix feed company in terms of revenues.

About AgFeed Industries, Inc.

Through its China-based operating subsidiaries, NASDAQ-listed AgFeed Industries (www.agfeedinc.com) is a market leader in China's fast growing pre-mix animal feed and hog raising industries. The pre-mix market in which Agfeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association. There are approximately 600 million hogs raised in China each year, compared to approximately 100 million in the U.S.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. AgFeed's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed's filings with the Securities and Exchange Commission.

Contact:

Contact Information:
U.S. Contact: Mr. Arnold Staloff Independent Board Member AgFeed Industries, Inc. Tel: 212-631-3510	Corporate Contact: Mr. Sam Zhou Corporate Development AgFeed Industries, Inc. Tel: 011-86-13925912908 Email: info@agfeedinc.com